Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Second Quarter 2022 Earnings Teleconference

July 28, 2022, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International reported core earnings per share of $0.94 compared to $0.94 a year ago. Based on our year-to-date performance and outlook for the remainder of the year, we are reaffirming our 2022 core EPS guidance range of $4.40 to $4.70. I also want to emphasize that we remain fully confident in our long-term EPS growth target of 5 to 7% through 2025. Maria will discuss our financial performance in her remarks.

I would like to begin with an update on the tremendous progress SCE has made in wildfire mitigation. In preparing for this year’s peak wildfire season, SCE has a higher level of confidence in its ability to mitigate wildfires associated with its equipment. During the quarter, SCE achieved a significant grid hardening milestone — it has now replaced over 3,500 circuit miles of bare wire with covered conductor in just over three and a half years. SCE expects to have covered approximately 40% of its overhead distribution power lines in high fire risk areas, or HFRA, by the end of 2022. In many locations throughout SCE’s service area, covered conductor is the primary grid hardening tool since it balances risk reduction, cost, and timely execution. SCE plans to continue its current pace of installing about 1,200 miles per year of covered conductor for the next couple of years. I am pleased with the utility’s execution of this program, which has and will continue to substantially improve safety for customers.

SCE has achieved the majority of wildfire risk reduction through covered conductor and other system hardening measures, vegetation management and equipment inspections. Public Safety Power Shutoffs, or PSPS, provide additional risk reduction that is critical during extreme weather and fuel conditions. SCE also continues to implement cutting-edge technologies to mitigate against high impact wildfires. For example, the utility is leveraging machine learning to improve the accuracy of wind-speed forecasts at around 500 SCE weather station locations, which will help better predict which areas may reach or exceed PSPS thresholds.

The state of California continues to allocate substantial funding in support of forest resiliency and fire suppression, including CAL FIRE crews and aerial resources. SCE is also supporting the readiness and response efforts of local fire agencies. For the fourth consecutive year, SCE is providing aerial suppression resources to local fire agencies to help quickly extinguish wildfires when they do start. SCE is contributing $18 million to lease the Quick Reaction Force of water and retardant dropping helitankers to Orange, Los Angeles, and Ventura County fire agencies. The QRF’s most critical feature is that it can continue to hover-fill and make retardant drops at night, making it the world’s first fully nocturnal aerial task force. In addition, SCE’s wildfire camera network provides visibility to growing wildfires for fire agencies, and the utility continues to explore adding artificial intelligence technology and new data sources that can detect and confirm new ignitions. Before I leave this topic, I would like to remind investors that we are hosting an in-person meeting on August 18th at SCE’s Emergency Operations Center and Energy Education Center. Our leadership team and I look forward to discussing ongoing wildfire mitigation activities and SCE’s opportunities in California’s clean energy transition.

Last week, SCE received a final decision from the Office of Energy Infrastructure Safety approving its 2022 Wildfire Mitigation Plan Update. This is a prerequisite to submit the annual safety certification request, which allows SCE to benefit from the presumption of prudency and the liability cap under AB 1054. This decision recognized the progress SCE has made in mitigating wildfire risk and in increasing the overall maturity of its wildfire mitigation portfolio and strategies.

Turning to wildfire-related settlements, we are pleased with SCE’s progress in further resolving 2017 and 2018 Wildfire and Mudslide Events claims. In the second quarter, SCE resolved approximately $400 million of claims. In total, the utility has resolved nearly 90% of its best estimate of expected losses and continues to make steady progress in resolving remaining claims. SCE is well on its way to reaching substantial resolution of claims in the TKM matter and remains on track to file the first application for cost recovery by late 2023. I would like to be clear that SCE currently expects to seek full CPUC cost recovery of claims payments, excluding amounts recoverable from insurance or FERC, or foregone under the agreement with the Safety Enforcement Division. We will keep you updated on our progress on this front.

Shifting topics, I would like to briefly address a lawsuit brought by two former employees of Southern California Edison. As some of you may be aware, a jury awarded substantial damages to the plaintiffs. We don’t believe that the jury’s decision was consistent with the facts and the law, and it does not reflect who we are or what we stand for. Rather than engage in a protracted legal challenge, we reached a settlement in July for which we took a net after-tax charge of $16 million. Edison International and SCE did not admit liability or fault as part of the settlement.

Most of my comments covered a lot about wildfire risk mitigation, which is a core component in adapting to climate change. I also want to emphasize our continuing focus on sustainability, since this underlies the company’s strategy. We recently published our annual Sustainability Report, which details 2021 achievements. These are covered on pages 5 and 6. Let me highlight that SCE has the lowest system average rate among the large California IOUs, primarily due to more than a decade of committed focus on operational excellence and cost management. Further, as you see on page 7, the total energy burden in 2021—that is, the total cost of electricity, natural gas, and gasoline relative to median household income—for customers in SCE’s service area was below the median for customers in other states across the country. We see the potential for that to continue to decline with increasing levels of electrification; our analysis shows the greater efficiency of electric motors and appliances will reduce customers’ total costs across all energy commodities by one-third by 2045.

Let me conclude by saying that Edison International is a nationally recognized leader in the clean energy transition. In alignment with climate actions planned by the state, as we announced last year, our goal is to achieve net-zero GHG emissions across Scopes 1, 2, and 3 by 2045, which covers the power SCE delivers to customers and Edison International’s enterprise-wide operations, including supply chain.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

Edison International reported core earnings of $0.94 per share for the second quarter. Core EPS at SCE increased year-over-year primarily due to the adoption of the 2021 GRC final decision in the third quarter of 2021, partially offset by higher O&M expenses. At EIX Parent and Other, the core loss was 5 cents higher in the second quarter. This was primarily due to higher preferred dividends and unrealized losses on investments in the second quarter of 2022 compared to unrealized gains recognized in the same period last year.

On page 8, you can see SCE’s key second quarter EPS drivers on the right-hand side. I will highlight a few. Authorized revenue from the 2021 GRC was higher by 34 cents for two reasons. First, the escalation mechanism for 2022 contributed 18 cents to the variance. Second, because SCE did not have a GRC final decision in the second quarter of last year, it was recording revenue at 2020 levels. This timing difference contributed 16 cents to year-over-year Q2 revenue growth.

Other CPUC revenue was 26 cents higher, primarily related to the approval of GRC track 3. With this approval, SCE recognized revenue for costs previously deferred to memo accounts. Because the costs were also recognized, there was no net earnings impact from this revenue growth. The remaining O&M variance for this quarter was primarily driven by the timing of wildfire mitigation activity expense recognition.

Moving to page 9, SCE’s capital forecast is unchanged from last quarter, when we reflected the capital expenditures SCE requested in track 4 of its GRC. During the second quarter, SCE submitted its track 4 request, which covers funding for 2024—the third attrition year of SCE’s 2021 GRC. In addition to requesting a revenue increase driven by the GRC attrition mechanism and inflation, SCE proposed deploying another 1,200 miles of covered conductor, which would bring the utility to a total of about 6,500 miles installed by the end of 2024, or about two-thirds of its overhead distribution miles in high fire risk areas.

As shown on page 10, our capital forecast continues to result in projected rate base growth of 7 to 9% from 2021 to 2025. This forecast incorporates SCE’s current view of the requests to be made in the 2025 GRC, and other applications. We see strong potential for SCE to continue deploying capital and achieving 7 to 9% rate base growth through 2025.

Before turning to guidance, I would like to share a couple of positive developments from the quarter. First, SCE recently completed its annual wildfire insurance negotiations for policies that run from July 2022 through June 2023. In view of the measures SCE has implemented to reduce wildfire risk, the company’s insurance carriers have further reduced premiums this year. Second, during the quarter, both Moody’s and Fitch affirmed EIX and SCE’s credit ratings and raised their outlooks to positive from stable. Both of these positive outlook changes were driven by recognition of the utility’s significant progress addressing wildfire risk combined with the constructive AB 1054 framework.

Turning to guidance, pages 11 and 12 show our 2022 guidance and the key assumptions for modeling purposes. We are reaffirming our 2022 core EPS guidance range of $4.40 to $4.70. We are awaiting resolution of whether the cost of capital will remain unchanged for 2022, and after receiving a CPUC final decision, we will provide an update on guidance to incorporate any changes, and our outlook for the rest of the year. In the 2023 cost of capital proceeding, the administrative law judge recently issued a scoping ruling with two positive components that I want to point out. First, the proceeding schedule calls for a proposed decision to be issued in mid-November, which could allow for a final decision to be made by year-end. Second, consistent with SCE’s request and past proceedings, the schedule calls for updating the costs of debt and preferred in September, which will allow SCE to reflect more up-to-date interest rate forecasts. SCE has made a strong case for its requested ROE of 10.53% and we will incorporate the final decision in our 2023 earnings guidance, which we will introduce on our Q4 earnings call. At that time, we will also update you on our long-term EPS growth rate target. We remain confident in our ability to achieve EPS growth of 5 to 7% from 2021 to 2025, which results in a 2025 EPS range of $5.50 to $5.90.

I would now like to provide a brief update on our 2022 financing plan, shown on page 13. Our overall plan remains consistent with what we shared with you previously. In April, the parent borrowed $600 million under a term loan agreement, which matures in 2023. This transaction provides flexibility for issuing the previously disclosed debt and equity content securities later this year or in 2023. We will continue to monitor market conditions to optimize our capital structure, which, as we have said in the past, may include issuance of preferred equity, or common equity through the use of internal and at-the-market programs. Our prior 3-year ATM program expired earlier this year and we plan to establish a replacement program in the coming weeks.

Let me conclude by building on Pedro's earlier comments on sustainability. I will emphasize the strong alignment between the strategy and drivers of the EIX business and the clean energy transition that is underway. Since publishing the sustainable financing framework last June, SCE has issued $2.1 billion of sustainability bonds under that framework, with strong demand from investors recognizing the environmental and social benefits related to projects funded by these bonds. Our large capital investment plan focused on the grid provides ample opportunity for continued issuance of securities under this framework, which is aligned with the company’s sustainability-oriented strategy and vision.